UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 27, 2006

Corning Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York		14831
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	607-974-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2006, James R. Houghton and Corning Incorporated entered into an agreement providing for certain benefits as described below, effective upon Mr. Houghton retiring as a Corning employee and executive on May 1, 2006 after over 37 years of service. Although retiring as an active employee, Mr. Houghton will remain as non-executive Chairman of its Board of Directors. This agreement was negotiated on behalf of Corning Incorporated by the Compensation Committee of the Company’s Board of Directors, which consists solely of independent directors.

Summary of Already-Existing Arrangements

As a result of this change in status from employee Chairman to non-executive Chairman, Mr. Houghton, age 70, will be eligible to commence retirement plan distributions under already existing Company pension and other plans and policies described in more detail in Corning’s prior SEC filings and most recent proxy statement dated February 27, 2006. These include qualified and nonqualified plan benefits under Corning’s defined contribution plans and defined benefit plans, in which employees and other similarly situated senior executives participate.

Under the terms of the previously disclosed 2006 Corporate Performance Plan (a long-term incentive plan), Mr. Houghton had received a target award of 62,000 shares of Company stock with the opportunity to earn from 0% to 150% of this target award based on actual 2006 corporate financial performance. These performance-based shares were granted in December 2005 for the 2006 performance year. As a result of his May 1, 2006 retirement as an active employee, Mr. Houghton will receive (in February 2007) a 4/12 prorated award of any such shares actually earned under this Plan based on actual corporate financial performance in 2006. Any unearned shares would be forfeited and canceled.

As described in exhibits to prior Corning SEC filings, earned but unvested shares of restricted stock granted to executives will be deliverable according to the terms of the original grants, upon retirement as an employee.

Description of New Agreement

Upon his May 1, 2006 retirement as an employee, Mr. Houghton will no longer receive a base salary and he will cease participation in the variable cash incentive bonus plans -- Variable Compensation/Performance Incentive Plan and Goalsharing Plan -- instead Mr. Houghton will receive $166,667 as an 8/12 pro-rata share of an annual $250,000 retainer fee for his role as Chairman of the Board of Directors for the rest of 2006. For a period commencing on May 1, 2006 until such future date when Mr. Houghton ceases to be Chairman of the Corning Board of Directors, the Company agreed to provide the following services to Mr. Houghton and his spouse:

1. A security system at Mr. Houghton’s residence (currently costing approximately $2,400 per year);

2. Use of Corning Incorporated aircraft for Corning business and personal travel. Personal use of Corning aircraft by Mr. Houghton will be subject to aircraft availability in light of Corning’s business needs. The Compensation Committee has determined it necessary for Mr. Houghton to use Corning aircraft to ensure safety, access and security for the Chairman.

Mr. Houghton will have any personal use of Corning aircraft attributed to his income while he continues to serve as Chairman of the Corning Board of Directors. Based upon historical usage and cost patterns, the total incremental cost to Corning Incorporated of providing these services is estimated to be less than $125,000 per year.

In addition, as non-executive Chairman of the Company, Mr. Houghton will continue to have access to office space and administrative assistant services. The incremental cost to Corning of continuing this benefit to Mr. Houghton is estimated to be approximately $400,000 per year.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As anticipated, at its meeting on April 27, 2006, the registrant’s Board of Directors accepted notice of James R. Houghton’s retirement as an active employee and as an executive effective May 1, 2006. Mr. Houghton will continue to serve as non-executive Chairman of the Board of Directors of the registrant.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2006 and effective that day, the Board of Directors amended Article III, section 8 of the By-Laws of the registrant to delete a requirement that the Executive Committee include "the Chairman of the Board of Directors ex officio." The first sentence of Article III, section 8 was amended to state: "The Board of Directors may, by resolution adopted by vote of a majority of the whole Board, appoint an Executive Committee, to consist of the chief executive officer of the corporation and at least two other Directors, which shall be empowered to perform such functions as may be delegated to it by the Board." Article III, section 8, of the Bylaws is attached hereto as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure.

The Corning Incorporated press release dated May 1, 2006, regarding James R. Houghton’s retirement, is attached hereto as Exhibit 99.2.

The information in the attached press release is furnished pursuant to Item 7.01 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Exchange Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1. Amendment to Article III, Section 8, of Bylaws of Corning Incorporated effective as of April 27, 2006.

99.2. Press Release dated May 1, 2006, issued by Corning Incorporated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Incorporated

May 1, 2006	By:	/S/ James B. Flaws

Name: James B. Flaws
Title: Vice Chairman and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	By-law
99.2	Press Release